SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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OPENWAVE SYSTEMS INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1400 SEAPORT BOULEVARD
REDWOOD CITY, CALIFORNIA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 22, 2002

To the stockholders of Openwave Systems Inc.:

Notice Is Hereby Given that the Annual Meeting of Stockholders of Openwave Systems Inc., a Delaware corporation (the “Company”), will be held on Friday, November 22, 2002, at 8:30 a.m. PST at the Company’s offices located at 1400 Seaport Boulevard, Redwood City, California 94063 for the following purposes:

(1)    To elect two members of the Board of Directors to hold office for a three-year term.

(2)    To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending June 30, 2003.

(3)    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on October 1, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 30, 2002, has been included within the package of materials sent to you, as well as a copy of the Company’s 2002 Annual Report to Stockholders.

By Order of the Board of Directors

Steve Peters
Secretary

Redwood City, California
October 23, 2002

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may also choose to vote by the Internet or by telephone. Please refer to the enclosed proxy card for instructions. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

OPENWAVE SYSTEMS INC.
1400 SEAPORT BOULEVARD
REDWOOD CITY, CALIFORNIA 94063

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

November 22, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Openwave Systems Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Friday, November 22, 2002 at 8:30 a.m. PST (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company’s offices located at 1400 Seaport Boulevard, Redwood City, California 94063. The Company intends to mail this proxy statement and accompanying proxy card on or about October 23, 2002, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. Telephone, Internet or personal solicitation by directors, officers or other regular employees of the Company may supplement original solicitation of proxies by mail. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on October 1, 2002 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting. At the close of business on October 1, 2002, the Company had outstanding and entitled to vote 179,271,839 shares of common stock.

Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

All votes will be tabulated by the Inspector of Elections (the “Inspector”) appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The Inspector will also determine whether or not a quorum is present.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted, with respect to the item not marked, FOR the election of directors, FOR ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting.

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted

“FOR”, “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast (such as ratification of the appointment of the designated independent auditors).

Voting Electronically via the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote either via the Internet or by telephone. Specific instructions to be followed by any registered stockholder interested in voting via Internet or by telephone are set forth on the enclosed proxy card.

If your shares are registered in the name of a bank or brokerage firm, you have the option to vote your shares electronically over the Internet or by telephone. Please refer to your proxy card for instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided. Stockholders who elected to receive the 2002 Proxy Statement and Annual Report over the Internet will be receiving an e-mail message on or about October 23, 2002 with information on how to access stockholder information and instructions for voting.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 1400 Seaport Boulevard, Redwood City, California 94063, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

For a stockholder’s proposal to be included in the Company’s Proxy Statement for the 2003 Annual Meeting of Stockholders, the stockholder must follow the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the proposal must be received by the Company not later than June 25, 2003. To be timely, stockholder proposals submitted outside the processes of Rule 14a-8 must be received by the Company no earlier than August 24, 2003 and no later than November 2, 2003 unless the Annual Meeting is called for a date earlier than September 23, 2003 or later than January 21, 2004, in which case such proposal must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first, or no earlier than the 90th day prior to such annual meeting and no later than the 20th day prior to such annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is currently comprised of six directors, including one vacancy created by the resignation of Andy Verhalen in June 2002. The Amended and Restated Certificate of Incorporation divides the Board into three classes; Class I, Class II and Class III, with members of each class serving staggered three-year terms. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term or until their successors are duly elected and qualified, or if applicable for mid-term nominees and appointees, to complete the term of that class of director. The Class I directors will stand for election at the Annual Meeting. The Class III director will stand for election at the 2003 annual meeting and Class II directors will stand for election at the 2004 annual meeting. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the Nominating Committee of the Board of Directors may propose and the full Board of Directors may approve. The Company is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

Nominees

The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors and certain information about them as of June 30, 2002 are set forth below:

Name	Age	Positions and Offices Held With the Company
Nominees for election as Class I director for a term expiring in 2005:

Don Listwin(1) (2)	43	President, Chief Executive Officer and Director
Bo Hedfors	58	Director

Incumbent Class III director for a term expiring in 2003:

Kevin Kennedy	46	Chief Operating Officer and Director

Incumbent Class II directors for a term expiring in 2004:

Roger Evans(2) (3) (4)	57	Director
Bernard Puckett(2) (3) (4)	57	Chairman of the Board

(1)	Member of the Stock Option Committee
(2)	Member of the Nominating Committee
(3)	Member of the Compensation Committee
(4)	Member of the Audit Committee

Business Experience of Directors

Roger Evans has served as a Director of the Company (serving as director of Phone.com prior to the merger of Phone.com and Software.com) since 1995. Mr. Evans has been associated with Greylock Partners, a Boston-based venture capital firm since 1989, serving as a general partner since January 1991. At Greylock Partners, Mr. Evans focuses on the data communication industry. He also serves as a director of Copper Mountain Networks, Inc. and several privately held companies. Mr. Evans is a graduate of Cambridge University.

Bo Hedfors joined the Company as a director on April 23, 2002. Mr. Hedfors is currently President of Hedfone Consulting, which was established in April 2002. From 1995-1998 Mr. Hedfors held the position of

Chief Executive Officer for Ericsson, Inc. From 1998-2002 he was an Executive Vice President for Motorola, first in the wireless infrastructure section of the company and then in the telecom strategy unit. Mr. Hedfors is currently a director for Virtutech AB, Castell Media AB and SwitchCore AB. He has a M.S. degree in Electrical Engineering from Chalmers Institute of Technology.

Kevin Kennedy was appointed to fill the vacancy created by John MacFarlane’s resignation from the Board of Directors in October 2002. Kevin Kennedy has served as Chief Operating Office since August 2001. Prior to joining the Company, Mr. Kennedy spent seven years at Cisco Systems and 17 years at Bell Laboratories where he was responsible for establishing vision, shaping strategy, and driving the execution and timing delivery of innovative, value-added solutions. In 1987, Mr. Kennedy was a congressional fellow to the U.S. House of Representative Committee on Science, Space and Technology, assisting Congress in understanding technology policy and U.S. high-technology competitiveness. Mr. Kennedy currently serves as a Telecom Fund Technical Advisor to Pictet & Cie, a technical advisor to Cisco Systems, and sits on the Board of Directors of JDS Uniphase and Quantum. Mr. Kennedy holds a B.S. Degree in Mechanical Engineering from Lehigh University in Pennsylvania, a M.S. and Ph.D. from Rutgers University in New Jersey. He has taught at Rutgers and published more than 30 technical articles on computational methods and issues of technology management.

Don Listwin has served as President and CEO of the Company since November 2000 and was Chairman of the Board from June 2001 to October 2002. In October 2002, Mr. Listwin stepped down as Chairman of the Board and Mr. Puckett assumed the role of Chairman. Mr. Listwin has over 20 years of experience in the networking industry, including 10 years at Cisco Systems. While at Cisco, he led many growth strategies, such as entry into IBM Internetworking, the access market, and the service provider market. He also spearheaded Cisco’s strategy to build the company’s “New World” communications network created to support the service provider market. Mr. Listwin serves on the Board of Directors of Redback Networks and Cellular Telecommunications and Internet Associations (CTIA). He also is Chairman of the board of directors of NetAid, a worldwide Internet-based program designed to empower individuals toward the goal of eradicating poverty in developing nations. Mr. Listwin holds a B.S. in Electrical Engineering from the University of Saskatchewan, Canada.

Bernard Puckett has served as a Director of the Company since November 2000, was appointed Vice-Chairman of the Board of Directors in February 2002 and appointed Chairman of the Board of Directors in October 2002. Prior to the merger of Phone.com and Software.com, Mr. Puckett was a director of Software.com from July 1997 to 2000. From January 1994 to January 1996, Mr. Puckett was President and CEO of Mobile Telecommunications Technologies. From 1967 to 1994, Mr. Puckett was at IBM Corp., where he held a variety of positions including, Senior Vice President, Corporate Strategy and Development and Vice President and General Manager, Applications Software. Mr. Puckett also serves on the board of directors of Syncor International Corporation and IMS Health. Mr. Puckett received his B.S. in mathematics from the University of Mississippi.

Board Committees and Meetings

During the fiscal year ended June 30, 2002 the Board of Directors held eight meetings, comprised of five regular and three special meetings. During this period, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member, respectively. The Board of Directors also acted by unanimous written consent on six occasions during the fiscal year ended June 30, 2002.

The Board has four committees: an Audit Committee, Compensation Committee, Nominating Committee and Stock Option Committee.

The Stock Option Committee has concurrent authorization with the Compensation Committee to make option grants under the Company’s stock option plans to eligible employees other than executive officers of the Company and within certain limitations prescribed by the Board of Directors. This committee consists of

Mr. Listwin. During the fiscal year ended June 30, 2002, the Stock Option Committee acted by written consent on 30 separate occasions.

The Nominating Committee was established by the Board of Directors in February 2002. This committee is responsible for identifying, interviewing, and nominating individuals to be considered for the Board of Directors. This committee consists of Mr. Puckett, Mr. Listwin and Mr. Evans. The Nominating Committee did not hold any formal meetings during the fiscal year ended June 30, 2002.

The Compensation Committee reviews certain salaries, benefits and stock option grants for the Company’s executive officers, directors and certain employees and consultants. The Compensation Committee also administers the Company’s stock option and other employee benefit plans. The Compensation Committee consists of two non-employee directors: Mr. Evans and Mr. Puckett. In July 2002, Mr. Puckett joined the Committee to fill the vacancy created by the resignation of Mr. Verhalen in June 2002. The Compensation Committee met once and acted by unanimous written consent on 17 occasions during the fiscal year ended June 30, 2002.

The Audit Committee reviews the Company’s internal accounting procedures and considers and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of the Company’s independent auditors, the scope of annual audits, fees to be paid to the Company’s independent auditors and the performance of the Company’s independent auditors. The Audit Committee currently consists of two non-employee directors: Mr. Evans and Mr. Puckett, and one vacancy created by the resignation of Mr. Verhalen from the Board in June 2002. The Audit Committee met five times during the fiscal year ended June 30, 2002.

Director Compensation

The Company reimburses its non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors of the Company. During fiscal year ended June 30, 2002, the Company did not pay any fees to its directors for attendance at meetings or for their services as members of the Board of Directors. Effective October 2002, the Company will pay non-employee directors fees of $1,000 for each board meeting attended and $750 for each committee meeting attended.

Effective January 2002, the employee directors of the Board amended and restated the Openwave Systems Inc. 1999 Directors’ Stock Plan in accordance with the recommendations of an independent compensation consulting firm to align the option grants under the plan with current market practice. Directors who are employees of the Company are not eligible to receive option grants under this plan. The amended and restated plan provides for: (1) initial grants to new directors for options to purchase 60,000 shares of the Company with vesting contingent on continued service on the Board over four years as follows: 25% of the shares vesting on the first anniversary after appointment to the Board and the remaining shares vesting ratably on a monthly basis over the next three years; (2) subsequent annual option grants to a director of 36,000 shares, to be granted on the date of the first Board meeting held each calendar year provided that a director has served at least 6 months from the date of his initial stock grant, which vest ratably on a monthly basis over the next four years contingent on continued service on the Board; and (3) the acceleration of all options upon the dismissal of the director from the Board upon or within 24 months following a change of control of the Company. All options granted under the amended and restated plan are granted with an exercise price equal to 100% of the fair market value of the Company’s stock at the time of grant.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the named nominees.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected KPMG LLP as the Company’s independent auditors for the fiscal year ending June 30, 2003 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company’s financial statements since December 1994. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Audit and Audit-Related Fees

Aggregate fees billed by KPMG LLP for the audit of the Company’s financial statements for the fiscal year ended June 30, 2002 and for reviews of the Company’s interim financial statements during such period were approximately $2.2 million.

Aggregate fees billed by KPMG LLP for audit-related services, which include services for foreign statutory audits, consents related to foreign and domestic registration statements and acquisition due diligence assistance, for the fiscal year ended June 30, 2002 were approximately $1.2 million.

Financial Information Systems Design and Implementation Fees

There were no fees billed by KPMG LLP for financial information systems design and implementation for the fiscal year ended June 30, 2002.

All Other Fees

For the fiscal year ended June 30, 2002, the aggregate fees billed by KPMG LLP for other professional services, including tax-related services and customer royalty reviews, were approximately $500,000.

The Audit Committee has determined the rendering of non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence under applicable rules and regulations promulgated by the SEC and Nasdaq.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as the independent auditors of the Company for its fiscal year ending June 30, 2003.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of October 1, 2002 by: (a) each director; (b) each of the executive officers and individuals named in the Summary Compensation Table; (c) all executive officers and directors of the Company as a group; and (d) all those known by the Company to be beneficial owners of more than five percent of its outstanding common stock.

Except as indicated in the footnotes to this table and under applicable community property laws, to the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock. For the purposes of calculating percent ownership, as of October 1, 2002, 179,271,839 shares were issued and outstanding, and, for any individual who beneficially owns shares represented by options exercisable within 60 days of October 1, 2002, these shares are treated as if outstanding for that person, but not for any other person. Unless otherwise indicated, the address of each of the individuals named below is: c/o Openwave Systems Inc., 1400 Seaport Boulevard, Redwood City, California 94063.

The following table indicates those owners and their total number of beneficially-owned shares, including shares subject to options exercisable within 60 days of October 1, 2002:

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Don Listwin(2)	876,599	*
Alan Black(3)	859,706	*
Roger Evans(4)	300,011	*
Bo Hedfors(5)	0	*
Kevin Kennedy(6)	1,434,405	*
John MacFarlane(7)	7,639,352	4.3
Michael Mulica(8)	575,707	*
Bernard Puckett(9)	216,687	*
Allen Snyder(10)	569,666	*
All directors and executive officers as a group (9 persons)	12,472,133	7.0

*	Less than 1% of the outstanding shares of common stock.
(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 179,271,839 outstanding shares on October 1, 2002, adjusted as required by rules promulgated by the SEC.

(2)	Includes 11,500 shares held by Baleri Fund, LLC, a limited liability company of which Mr. Listwin and his wife are the sole members.
(3)
Includes 233,254 shares held by The Alan J. Black Community Trust dated June 1994. Also includes 496,452 shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2002.

(4)
Includes 5,132 shares held by Evans Children’s Trust u/a/d 12/20/93 and 200,000 shares held by RLE Investments, L.P. Also includes 32,500 shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2002.

(5)	Mr. Hedfors was granted options to purchase 60,000 shares when he joined the Board of Directors in April 2002. 25% of such options will vest after 12 months of service on the Board.
(6)
Includes 5,400 shares held by Kevin J. Kennedy & Barbara A. Kennedy, Trustees of the Kennedy Family Trust under agreement dated November 19, 1998. Also includes 1,277,775 shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2002.

(7)	Includes 925,854 shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2002. Mr. MacFarlane resigned from the Board of Directors in October 2002.
(8)	Includes 542,033 shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2002.
(9)	Includes 192,530 shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2002.
(10)	Includes 264,754 shares issuable upon exercise of outstanding options exercisable within 60 days of October 1, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended June 30, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except as set forth below. Mr. Mulica and Mr. Black each filed a late Form 4 in January 2002 with respect to the acquisition of 30,000 shares of restricted stock that were granted in July 2001 by the Company. Mr. Listwin also filed a late Form 4 in October 2002 for 172,959 shares of Software.com stock held by him that were converted to the Company’s shares upon the closing of the merger between the Company (then named Phone.com) and Software.com. Matrix Partners, an affiliate of Mr. Verhalen, filed two late Form 4 filings in September 2001. One such filing was with respect to Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund, L.P. receiving shares of Openwave in connection with the liquidation of assets of NetCentric Corporation in December 2000. The other filing was with respect to partnership distributions from Matrix Partners IV, L.P. and from Matrix IV Entrepreneurs Fund, L.P. to its partners in January 2001.

MANAGEMENT

EXECUTIVE OFFICERS

The Company’s executive officers and their ages as of June 30, 2002 are as follows:

Name	Age	Position
Don Listwin	43	President, Chief Executive Officer and Director
Alan Black	42	Senior Vice President, Corporate Affairs and Chief Financial Officer
Michael Mulica	39	Senior Vice President, Office of Customer Operations, Sales
Kevin Kennedy	46	Chief Operating Officer and Director
Allen Snyder	48	Senior Vice President, Office of Customer Operations, Customer Advocacy

For biographical summaries of Don Listwin and Kevin Kennedy, see “Election of Directors.” The address of each executive officer is: c/o Openwave Systems Inc., 1400 Seaport Boulevard, Redwood City, CA 94063.

Alan Black has served as Senior Vice President, Corporate Affairs and Chief Financial Officer since 2000. Prior to the merger of Phone.com and Software.com, he was the Vice President of Finance and Administration, Chief Financial Officer, and Treasurer of Phone.com. Prior to joining Phone.com, Mr. Black served as Chief Financial Officer at Vicor, Inc., a provider of Internet information capture and delivery systems for financial services firms. He also spent 10 years at KPMG, working as an audit professional for four years in KPMG’s Canadian firm and six years at KPMG in the U.S. Mr. Black holds a Bachelor’s of Commerce and a graduate diploma in Public Accountancy from McGill University. He is a member of the California Society of Certified Public Accountants and the Canadian Institute of Chartered Accountants.

Michael Mulica has served as Senior Vice President, Office of Customer Operations, Sales since 2000. Mr. Mulica was the Senior Vice President of Worldwide Sales, Consulting and Support for Phone.com prior to the merger of Phone.com and Software.com. Before joining the Company, he served as President of Global Sales and Marketing for Adaptive Broadband, Inc. and Vice President of Worldwide Sales for Motorola’s Wireless Alliance Group. Prior to Motorola, Mr. Mulica spent six years at Tandem Computer. Mr. Mulica holds an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University and a B.S. degree in Business from Marquette University.

Allen Snyder has served as Senior Vice President, Office of Customer Operations, Customer Advocacy since December 2000. Mr. Snyder has over 25 years of experience in the high-tech industry, including 19 years of management leadership in customer service, software support, and professional services. Before joining the Company, he served as Senior Vice President, Oracle Support Services, Americas and was Vice President of Operations, Worldwide Services at Digital Equipment Corporation. Mr. Snyder serves on the Board of Directors of Storability Inc. and Equel Corporation. Mr. Snyder is a graduate of the United States Air Force’s combined Electrical Engineering and Computer Technologies program. He received an ASEE from USAF/Allegheny College and is a graduate of Northeastern University’s Executive Management Development Program.

Compensation of Executive Officers

Summary Compensation Table

The following table indicates information concerning compensation of the Company’s Chief Executive Officer and its four most highly-compensated executive officers for fiscal year 2002, other than the Chief Executive Officer, for the fiscal years ended June 30, 2000, 2001 and 2002.

		Annual Compensation			Long-Term Compensation
					Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Restricted Stock Award(s) ($)		Securities Underlying Options (#)		All Other Compensation(7) ($)
Don Listwin(1) President and Chief Executive Officer	2002 2001 2000	250,000 202,724 —	— — —		— 5,408,000 —	(3)	5,300,000 0 —	(2) (4)	360 135 —

Alan Black(12) Chief Financial Officer and Senior Vice President, Corporate Affairs	2002 2001 2000	270,834 215,000 170,500	— 15,159 —		539,100 — —	(5)	425,000 250,000 —		360 180 576

Michael Mulica Senior Vice President, Office of Customer Operations, Sales	2002 2001 2000	295,833 230,000 146,667	397,501 758,320 771,560	(6) (6) (6)	539,100 — —	(5)	927,497 20,000 0	(8) (8)	324 150 576

Kevin Kennedy(9)(12) Chief Operating Officer	2002 2001 2000	328,125 — —	1,210,909 — —	(10)	2,053,500 — —	(5)	3,000,000 — —		495 — —

Allen Snyder(11)(12) Senior Vice President, Office of Customer Operations, Customer Advocacy	2002 2001 2000	270,834 115,051 —	203,125 150,000 —		— — —		425,000 300,000 —		540 150 —

(1)	Employment commenced in September 2000.
(2)
Mr. Listwin cancelled these options on August 7, 2002. In consideration of the August 2002 cancellation, the Company agreed to grant Mr. Listwin, on a date on or between six months and one day to seven months after the cancellation date, 5.3 million shares of common stock with an exercise price equal to the fair market value of the Company’s stock on the date of grant. The replacement options shall have a four-year vesting schedule and a vesting commencement date of September 2000.

(3)	Consists of a grant of 200,000 shares at a fair market value of $27.04 per share.
(4)
In September 2000, Mr. Listwin was granted options to purchase a total of 6.0 million shares with an exercise price equal to the fair market value of the Company’s stock on the date of the grant. Mr. Listwin subsequently canceled these options.

(5)
The restricted stock awards of $539,100, $539,100 and $2,053,500, respectively, consist of grants of 30,000 shares at a fair market value of $17.97 per share to Mr. Black and Mr. Mulica, respectively, and a grant of 150,000 shares at a fair market value of $13.69 per share to Mr. Kennedy.

(6)	Consists of sales commissions.
(7)	Consists of life insurance premiums paid by the Company.
(8)
Under the Company’s voluntary stock option exchange program in September 2001, Mr. Mulica surrendered options to acquire 1,336,667 shares (936,667 of such options were granted in fiscal year 2000 and 400,000 of such options were granted in fiscal year 2001) of the Company’s common stock. On April 9, 2002, pursuant to the terms of the exchange program, the Company granted to Mr. Mulica replacement options to acquire 927,497 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock. In the fiscal year ended June 30, 2000, Mr. Mulica was granted options to acquire 50,000 shares of common stock at an exercise price of $55.16 per share, which was one-half of the fair market value of one share of the Company’s common stock on the grant date. In the fiscal year ended June 30, 2001, Mr. Mulica was granted options to acquire 20,000 shares of common stock at an exercise price of $1.00 per share and at the time the fair market value of one share was $84.69.

(9)	Employment commenced in August 2001.
(10)
Pursuant to the employment agreement entered into to induce Mr. Kennedy to join the Company, Mr. Kennedy is entitled to certain bonus payments based upon continued employment and other bonus payments based upon achievement of mutually agreed objectives.

(11)	Employment commenced in January 2001.
(12)
On July 15, 2002, 3.5 million options, 825,000 options and 250,000 options with 3-year vesting periods at an exercise price equal to the then fair market value of the Company’s stock were granted to Kevin Kennedy, COO, Alan Black, CFO and Allen Snyder, Senior Vice President, Customer Advocacy, respectively. On October 1, 2002, the Company granted 700,000 options with a 2-year vesting period and an exercise price equal to the then fair market value of the Company’s stock and granted 300,000 shares of restricted stock to Allen Snyder.

Option Grants in Last Fiscal Year

The following table provides information concerning grants of options to purchase the Company’s common stock made during the fiscal year ended June 30, 2002 to the named executive officers.

The potential realizable values are based on an assumption that the price of the Company’s common stock will appreciate at the compounded annual rate shown from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price growth of the shares of the Company’s common stock.

Name	Number of Securities Underlying Option Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year (%)(1)	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
						5%	10%
Don Listwin	5,300,000	(2)	14.76%	7.81	10/30/11	26,031,835	65,969,782

Alan Black	425,000		1.18	12.51	9/21/11	3,343,676	8,473,530

Kevin Kennedy	2,000,000 1,000,000		5.57 2.78	13.69 7.81	8/23/11 10/30/11	17,219,135 4,911,667	43,636,669 12,447,128

Michael Mulica	927,497	(3)	2.58	5.39	4/09/12	3,143,976	7,967,451

Allen Snyder	50,000 75,000 300,000		0.14 0.21 0.84	17.97 7.81 5.39	7/20/11 10/30/11 4/9/12	565,062 368,375 1,016,922	1,431,977 933,535 2,577,082

(1)
Shares underlying options granted totaled approximately 35.9 million shares during the fiscal year ended June 30, 2002 (as part of the Company’s Stock Option Exchange Program, as more fully described in the Report of the Compensation Committee section, approximately 14.7 million stock options were canceled, thus resulting in net stock option grants of approximately 21.2 million shares for fiscal year 2002).

(2)	Please refer to Note (2) of the Summary Compensation Table for further discussion.
(3)	Please refer to Note (8) of the Summary Compensation Table for further discussion.

Aggregated Option Exercises in Last Fiscal year and Fiscal Year-End Option Values

The following table describes for the named executive officers the exercisable and unexercisable options held by them as of June 30, 2002.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options Held at Fiscal Year-End (#)				Value of Unexercised In-The-Money Options at Fiscal Year-End ($)
Name			Exercisable		Unexercisable		Exercisable	Unexercisable
Don Listwin	—	—	2,318,749	(1)	2,981,251	(1)	—	—
Alan Black	—	—	323,539		451,461		74,531	124,219
Kevin Kennedy	—	—	—		3,000,000		—	—
Michael Mulica			448,144		479,353		98,592	105,458
Allen Snyder	—	—	168,749		556,251		—	66,000

(1)	Please refer to Note (2) of the Summary Compensation Table for further discussion.

The “Value of Unexercised In-the-Money Options at Fiscal Year End” is based on a value of $5.61 per share, the fair market value of the Company’s common stock as of June 30, 2002, as determined based upon the closing price of the Company’s common stock on Nasdaq, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options listed above that have been granted to the named executive officers were granted under the Company’s 1995 and 1996 plan stock plans, which plans were approved by shareholders.

Employment Agreements and Change of Control Agreements with Executive Officers

Except as described below, the Company has not entered into employment agreements with its named executive officers, and their employment may be terminated at any time at the discretion of its Board of Directors.

Pursuant to an employment agreement entered into between the Company and Don Listwin, Mr. Listwin earns an annual base salary of $250,000. Mr. Listwin is also eligible for annual incentive compensation targeted at 85% of his base salary with an opportunity to earn annual incentive compensation of up to 127.50% of his base salary based upon performance against objectives established by the Compensation Committee. During fiscal year ended June 30, 2002, Mr. Listwin waived his right to any incentive compensation with respect to payments due for the fiscal year ended June 30, 2001.

Pursuant to such employment agreement, if Mr. Listwin’s employment is terminated for any reason other than for cause, death, or disability or as a result of an “involuntary termination,” he will be entitled to severance pay consisting of 12 months base salary and target bonus amount, 50% of his then unvested stock options and restricted stock will immediately vest, and the Company will provide health insurance and life insurance benefits for one year following the termination unless another employer provides Mr. Listwin with comparable coverage. If Mr. Listwin is terminated for any reason other than for cause, death, or disability or as a result of an “involuntary termination” within 18 months following a “change in control” transaction, he will be entitled to receive the severance pay and benefits described above, except that 100%, rather than 50%, of his then unvested stock options and restricted stock will immediately vest. For purposes of Mr. Listwin’s employment agreement, “involuntary termination” includes any of the following unless consented to by Mr. Listwin: (a) a greater than 10% reduction in Mr. Listwin’s base salary, target amount and benefits, unless all executive officers receive similar reductions, (b) a material change in Mr. Listwin’s status or his responsibilities, (c) the Company’s failure to retain Mr. Listwin as its CEO, (d) the Company’s failure to nominate Mr. Listwin for re-election as a member of the Company’s board of directors, or (e) a job relocation that increases Mr. Listwin’s commute by more than thirty miles.

The Company has entered into an employment agreement with Kevin Kennedy dated August 28, 2001, pursuant to which the Company agreed to pay Mr. Kennedy (i) a base salary of $375,000 per year, (ii) annual incentive compensation targeted at 75% of his base salary with an opportunity to earn annual incentive compensation of up to 125% of his base salary based upon performance against objectives established by the Compensation Committee, (iii) a bonus of $750,000 payable during his first six months of employment based upon his continued full time employment and achievement of mutually agreed upon initial deliverables, and (iv) a bonus, based upon his continued full time employment and achievement of mutually agreed upon deliverables, of $1,259,000 (grossed up for applicable income and employment taxes), and paid over the first 13 months of his employment. Pursuant to his employment agreement, for the first 12 months of his employment only, Mr. Kennedy is guaranteed annual incentive compensation at his target level of 75% of base salary. In addition, if Mr. Kennedy is terminated for any reason other than for cause within the first 24 months of the commencement of his employment, he will be entitled to a severance payment equal to 12 months of his base and incentive target pay, plus continuation of his health and life insurance benefits during the 12-month period following termination. If Mr. Kennedy is terminated for any reason other than for cause after the first 24 months of the commencement of his employment, he will be entitled to a severance payment equal to the greater of (a) 12 months base pay or (b) 6 months of base pay plus incentive target pay, and, in either case, health and life insurance benefits during the applicable 12 or 6-month period covered by such severance pay.

In October 2002, the Company entered into a new transition employment agreement with Michael Mulica, which supersedes all prior employment and severance agreements with the Company. The term of the agreement covers a period of service through July 31, 2003. Pursuant to the agreement, the Company agreed to pay Mr. Mulica (i) a transition bonus payment of approximately $180,000, (ii) annualized base salary of $300,000, (iii) target incentive compensation equal to 100% of the base which is payable based upon Mr. Mulica achieving certain objectives established by the Company, and (iv) 100,000 options to acquire the Company’s common stock with an exercise price equal to the fair market value on the date of grant (with 75,000 options vesting ratably on a monthly basis over the term of the agreement and 25,000 options vesting upon completion of the employment term). Under the agreement, Mr. Mulica is also entitled to (a) a retention payment on July 31, 2003 equal to two months of base pay and target incentive pay and (b) a final bonus payment payable on August 31, 2003, of approximately $550,000 if Mr. Mulica has achieved all of his designated objectives and complied with various restrictions contained in the agreement, including a commitment not to compete with the Company through October 31, 2003. Both payments are also subject to Mr. Mulica’s delivery to the Company of a general release of claims. If Mr. Mulica’s employment is terminated by the Company for any reason other than for cause, Mr. Mulica will be entitled to the benefits described above in accordance with the terms of the agreement, including Mr. Mulica’s obligation to deliver the release and comply with the restrictions previously mentioned. In the event that a change of control of the Company occurs during the term of this agreement, 50% of the unvested shares subject to Mr. Mulica’s stock options shall become vested and exercisable and Mr. Mulica shall have a period of one year to exercise his then outstanding options.

Effective October 1, 2002, Allen Snyder’s compensation package includes an annual base salary of $310,000 and annual incentive compensation targeted at 100% of his base salary with an opportunity to earn annual incentive compensation of up to 200% of his base salary based upon performance against objectives established by the COO in consultation with the CEO and the Compensation Committee. Mr. Snyder is entitled to a severance payment of: (a) 12 months of base salary plus target incentive compensation and 12 months health insurance coverage if terminated other than for cause prior to October 1, 2003, or (b) 12 months of base salary and 12 months health insurance coverage if terminated other than for cause after October 1, 2003.

All of the Named Executive Officers are covered under an Executive Severance Plan that provides that any such executive who is terminated without cause shall receive severance payments equal to 12 months base salary and 12 months COBRA health insurance payments; provided, that any benefits payable under this policy shall be coordinated with any similar benefits payable under any other agreement, plan, or arrangement and therefore payments under this plan shall be reduced on a dollar for dollar basis to the extent benefits are paid or payable under a separate agreement, plan, or arrangement.

The Company has entered into “change of control” agreements with the following employees who were executive officers as of June 30, 2002: Don Listwin, Alan Black, Kevin Kennedy, Michael Mulica and Allen Snyder.

Mr. Listwin’s change of control agreement is part of his employment agreement and the terms are described above.

Mr. Kennedy’s change of control agreement provides that 75% of his then unvested options and restricted stock will vest upon a change of control, and that, if his employment is terminated as a result of an “involuntary termination” (described below) other than for cause within the period commencing two months preceding the change of control and ending eighteen months following the change of control, any remaining unvested options and restricted stock shall vest, any loan obligations to the Company shall be forgiven, and he shall receive severance payments equal to one year base salary (subject to coordination with any other severance payments payable to him under any other agreement, plan, or arrangement).

Mr. Black’s change of control agreement provides that 50% of his then unvested options and restricted stock will vest upon a change of control, and that, if his employment is terminated as a result of an “involuntary termination” (described below) other than for cause within the period commencing six months preceding the change of control and ending eighteen months following the change of control, any remaining unvested options and restricted stock shall vest, any loan obligations to the Company shall be forgiven, and he shall receive severance payments equal to one year base salary (subject to coordination with any other severance payments payable to him under any other agreement, plan, or arrangement).

Mr. Snyder’s change of control agreement provides that 50% of his then unvested options and restricted stock will vest upon a change of control, and that, if his employment is terminated as a result of an “involuntary termination” (described below) other than for cause within the period commencing two months preceding the change of control and ending eighteen months following the change of control, any remaining unvested options and restricted stock shall vest, any loan obligations to the Company shall be forgiven, and he shall receive severance payments equal to one year base salary (subject to coordination with any other severance payments payable to him under any other agreement, plan, or arrangement).

For purposes of Mssrs. Kennedy, Black and Snyder’s change of control agreements, “involuntary termination” includes the employee’s resignation from the Company within three months of the occurrence of any of the following events: (i) the significant reduction of the duties, authority, job title or reporting relationships; (ii) a substantial reduction, without good business reasons, of the facilities and perquisites available to the employee; (iii) a reduction by the Company in the base salary of the employee; (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses; (v) the relocation of the employee to a facility or a location more than 25 miles from the employee’s then present location; (vi) any termination of the employee by the Company which is not effected for disability or for cause; (vii) the failure of the Company to obtain the assumption of this Agreement by any successors; or (viii) any act or set of facts or circumstances which would, under California case law or statute, constitute a constructive termination of the employee.

Limitation of Liability and Indemnification

The Company’s certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives an improper personal benefit.

The Company’s certificate of incorporation and bylaws further provide for the indemnification of its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under the foregoing provisions, or otherwise. The Company has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company has entered into agreements to indemnify its directors and executive officers in addition to the indemnification provided for in the Company’s charter and bylaws. These agreements, among other things, provide for indemnification of its directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at its request. The Company believes that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

Certain Relationships and Related Transactions

The Company made a $300,000 unsecured loan to Mr. Black in August 2001, which loan is evidenced by a promissory note and is payable over three years in three equal annual installments. Interest under the note accrues at 3.94% annually, but accrued interest is forgiven on an annual basis contingent upon Mr. Black’s continued employment. Mr. Black made a principal payment in the amount of $100,000 in September 2002. Accordingly, as of September 30, 2002, there was $200,000 in principal outstanding under such loan. The Company also previously made a loan to Mr. Black of $123,750 on July 20, 1998, with interest accruing at 5.49% semi-annually and another loan of $52,000 on October 21, 1997 with interest accruing at 6.24% semi-annually. These loans were paid in full by Mr. Black in September 2002.

The Company made a $1,023,670 unsecured loan to Mr. Kennedy in December 2001, which loan is evidenced by a promissory note and is payable in six installments beginning July 2002. Interest under the note accrues at 3.94% annually. Mr. Kennedy made principal and interest payments in the aggregate amount of $368,940 through September 2002. As of September 30, 2002, there was $682,446 in principal outstanding.

In August 2001, the Company made a $400,000 unsecured loan to Mr. Mulica. The loan is evidenced by a promissory note and is payable over four years in four equal annual installments. Interest under the note accrues at 3.94% annually, but accrued interest is forgiven on an annual basis contingent upon Mr. Mulica’s continued employment. Mr. Mulica made a principal payment in the amount of $100,000 in October 2002. Accordingly, after such payment in October 2002, there was $300,000 in principal outstanding under such loan.

During fiscal year 2002, the Company reimbursed expenses of $360,000 incurred by Mr. Listwin in chartering flight services for Company business travel from Dlist, LLC, a company owned by Mr. Listwin relating to fiscal year 2002 and reimbursed expenses of $240,000 for expenses incurred by Mr. Listwin relating to fiscal year 2001. To the Company’s knowledge the amounts the Company reimbursed were less than the actual operating costs incurred by Dlist, LLC, and the Company believes that the amounts billed for use of such aircraft and pilots are below the market rate charged by third-party commercial charter companies for use of similar aircraft.

During fiscal year 2002, the Company had a time-share arrangement with Kennedy Aviation LLC, a company owned by Mr. Kennedy, for use of certain aircraft and reimbursed expenses of $120,000 to Kennedy Aviation LLC pursuant to such arrangement. To the Company’s knowledge the amounts the Company reimbursed for use of such aircraft and pilots are below the actual operating costs incurred for use of the aircraft, and the Company believes that such amounts are below the market rate charged by third-party commercial charter companies for use of similar aircraft.

During the fiscal year 2002, the Company leased certain office space from 525 Anacapa LLC, a company in which Mr. MacFarlane has a minority ownership interest. The lease commenced in 1996 and expired in February 2002. Base rent paid out under this lease for fiscal year 2002 was $112,000. The Company believes that the amounts paid under this lease were at a market rate at the time the lease was entered into.

Legal Actions Involving Management

On May 3, 2002, the Company received notice of the pending filing of a purported shareholder derivative lawsuit titled Lefort v. Black et al. The case is now pending before the United States District Court, Northern District of California, No. C-02-2465 VRW. Plaintiff has moved to transfer the case to the United States District Court, Southern District of New York, and that motion presently is scheduled to be heard on October 31, 2002. The lawsuit purports to be filed on behalf of the Company, asserting claims against the officers and directors at the time of its initial public offering for breach of fiduciary duty to the Company, negligence and unjust enrichment. The plaintiff asserts that the alleged conduct injured the Company because its shares were not sold for as high a price in the IPO as they otherwise could have been. The Company is aware that similar allegations have been made in other derivative lawsuits involving issuers that also have been sued in the Southern District of New York securities class action cases. On July 12, 2002, the Company moved to dismiss the complaint. Subsequently, plaintiff made a demand that the Board of Directors assert his purported claims. The parties have stipulated to take the motion off calendar while the Board of Directors considers the demand. The Board of Directors has appointed a Special Committee to consider the demand.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON
EXECUTIVE COMPENSATION

The Company’s executive compensation program presently is administered by the two-member Compensation Committee of the Board of Directors (the “Committee”) set forth below. These Committee members are not employees of the Company.

Section 162 Policy:

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly-held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exemptions to Section 162(m) apply with respect to “performance-based” compensation. As a result, Section 162(m) may limit the amount of compensation that the Company will be able to deduct in connection with the award of shares of restricted stock to Mssrs. Listwin and Kennedy.

Compensation Philosophy:

The objectives of the Company’s executive compensation policies are to attract, retain and reward executive officers who contribute to the Company’s ongoing success, to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive pay and stockholder value, to motivate executive officers to achieve the Company’s business objectives and to reward executives for their ongoing value to the organization. The Company’s executive compensation package consists of four components: base salary, annual cash incentives, equity-based compensation incentives and benefits.

The first component of the Company’s executive compensation package is base salary. Each executive officer receives a base salary based on competitive compensation information and his responsibilities and performance. The second component of the Company’s executive compensation package is an annual cash incentive program based on company and individual performance. Each year, the Company establishes company goals and individual goals for each such officer. This arrangement provides each executive officer with the opportunity to earn cash incentives according to the extent to which he meets his particular individual performance goals. The third component of the Company’s executive compensation package is equity-based incentives, which the Company believes is an important incentive tool designed to more closely align the interests of the executive officers of the Company with the long-term interests of the Company’s stockholders and to encourage its executive officers to remain with the Company. Generally, the Company grants stock options at fair market exercise prices, as determined at the time of grant. The fourth component of the Company’s executive compensation package is benefits, which allow executives to participate in the standard employee benefit programs. As part of its key executive retention strategy, the Company has granted stock options and awarded restricted stock to executives who are critical to the success of the Company.

The Company’s Stock Option Plans have been established to provide all employees of the Company with an opportunity to share, along with the stockholders of the Company, in the long-term success of the Company. Grants are made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibilities, scope or title. Periodic grants of stock options are generally made annually to eligible employees. Stock options granted under the Plans generally have a four-year or three-year vesting schedule and generally expire ten years from the date of grant. The Committee periodically considers the grant of stock-based compensation to all executive officers. Such grants are made on the basis of a quantitative and qualitative analysis of individual performance, the Company’s financial performance, and the executive’s existing options.

On July 10, 2001, the Committee authorized a Stock Option Exchange Program which enabled employees, except for the Chief Executive Officer and employees located in Australia, to voluntarily cancel underwater stock options and receive replacement options between six and seven months after the cancellation date. The number of replacement options varied based on the exercise price of each employee’s eligible options that were exchanged. The Company offered the Stock Option Exchange Program in recognition of the fact that the exercise price of the majority of outstanding options was significantly higher than the current stock price at the time of the exchange offer which reduced the potential incentive of this reward program and provided less impact in terms of employee retention.

Chief Executive Officer Compensation

The terms of Don Listwin’s employment arrangement were set by the Committee at the time he joined the Company in September 2000 with due regard to his industry experience, competitive salary information and current market conditions. The amount of Mr. Listwin’s total compensation for fiscal year 2002 was based on the Company’s fiscal year 2002 results and his individual performance with respect to meeting previously established performance objectives measured both quarterly and annually. During fiscal year 2002, Mr. Listwin requested that the Committee not increase his base salary.

In April 2001, in consideration of Mr. Listwin’s prior cancellation of options to purchase a total of 6 million shares of the Company’s common stock, the Compensation Committee of the Board had agreed to grant Mr. Listwin options to purchase a total of 5.8 million shares of the Company’s common stock on a date that falls between six months and one day and seven months from the April 12, 2001 cancellation date. In October 2001, Mr. Listwin waived his right to the new options with respect to 500,000 shares of the Company’s common stock and the Company granted options to him to purchase a total of 5.3 million shares of the Company’s common stock.

In August 2002, the Committee agreed to approve Mr. Listwin’s request to cancel his options of 5.3 million shares and also agreed to grant him options to purchase a total of 5.3 million shares of the Company’s common stock on a date that falls on or between six months and one day and seven months from the August 7, 2002 cancellation date. The new options will have an exercise price equal to the fair market value on the date of grant and the same four-year vesting schedule and the same vesting commencement date in September 2000 as the cancelled options.

Compensation Committee
Bernard Puckett and Roger Evans

REPORT OF THE
AUDIT COMMITTEE REPORT
OF THE BOARD OF DIRECTORS

The Audit Committee is currently comprised of two outside directors, all of whom are independent under Rule 4200(a)(15) of the National Association of Securities Dealers’ (“NASD”) listing standards. There is currently a vacancy on the Audit Committee that was created by the resignation of Mr. Verhalen from the Board in June 2002. In fiscal year 2001, the Board of Directors approved and adopted a written charter, which sets forth the Audit Committee’s duties and responsibilities.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended June 30, 2002 with management and with the Company’s independent auditors, KPMG LLP. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS No. 89 and SAS No. 90, relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP their independence. The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining the auditor’s independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended 2002 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 for filing with the SEC.

Audit Committee
Bernard Puckett and Roger Evans

PERFORMANCE MEASUREMENT COMPARISON

The following graph compares the cumulative total stockholder return data for the Company’s (formerly Phone.com) common stock since June 11, 1999, the date of its initial public offering of common stock, to the cumulative return over such period of (i) The Nasdaq Stock Market (U.S.) Index and (ii) S&P Telecommunications Services Index. The graph assumes that $100 was invested on June 11, 1999, the date on which the Company completed the initial public offering of its common stock, in the common stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the common stock of the Company at the closing price of $20.06 per share (on which date the initial public offering price was $8.00 per share) and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT

	6/11/99	6/30/99	6/30/00	6/30/01	6/28/02
Openwave Systems Inc.	$100.00	$139.58	$324.65	$172.98	$27.97

The Nasdaq Stock Market (U.S.) Index	$100.00	$108.40	$160.06	$87.22	$58.89

S&P Telecommunications Services Index (for periods until December 31, 2002, the S&P Communications Services Index)	$100.00	$104.19	$88.24	$62.16	$36.81

*	Assumes $100 invested on June 11, 1999 in stock or index, including reinvestment of dividends through the fiscal year ended June 30, 2002.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Steve Peters
Secretary

October 23, 2002

The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended June 30, 2002, to each stockholder who forwards a written request to: Secretary, Openwave Systems Inc., 1400 Seaport Boulevard, Redwood City, California 94063.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
OPENWAVE SYSTEMS INC.
FOR THE 2002 ANNUAL MEETING OF THE STOCKHOLDERS

OCTOBER 23, 2002

The undersigned stockholder of Openwave Systems Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 23, 2002 and the 2002 Annual Report to Shareholders and hereby appoints Donald J. Listwin, Alan J. Black and Steve Peters, and each of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Stockholders of Openwave Systems Inc. to be held on November 22, 2002 at 8:30 a.m., local time, at Openwave Systems’ principal executive office located at 1400 Seaport Boulevard, Redwood City, California 94063 U.S.A., and at any adjournment thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINATED DIRECTORS, FOR RATIFICATION OF SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1.	ELECTION OF DIRECTORS:

NOMINEES:
Don Listwin
Bo Hedfors

☐    FOR ALL NOMINEES                                                  ☐    WITHHELD FROM ALL NOMINEES

(INSTRUCTION):    TO WITHHOLD AUTHORITY TO
VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT
NOMINEE’S NAME IN THE SPACE PROVIDED ABOVE.

2.	RATIFY SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS.

          ☐    FOR                                          ☐    AGAINST                                 ☐    ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Dated: , 2002

Signature

Signature